Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172933, 333-52032, 333-127922, 333-157591, 333-157593, 333-116102, 333-80868, and 333-08035 on Form S-8 and Registration Statement Nos. 333-121181, 333-165924 and 333-136014 on Form S-3 of our report dated November 10, 2010 (November 3, 2011 as to Note 27), relating to the consolidated financial statements of The Greenbrier Companies, Inc. for the year ended August 31, 2010, appearing in this Annual Report on Form 10-K of The Greenbrier Companies, Inc. for the year ended August 31, 2012.

/s/ Deloitte & Touche LLP

Portland, Oregon

November 1, 2012